Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, National Energy Services Reunited (“NESR,” “Company,” “our,” “we”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: ordinary shares and warrants.

The general terms and provisions of the Company’s ordinary shares are summarized below. This summary does not purport to be complete and is subject to and is qualified in its entirety by express reference to, provisions in the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”), which is filed as an exhibit to this Form 20-F of which this Exhibit is a part, and the applicable provisions of the BVI Business Companies Act, 2004 (“BVI BC”). The Company encourages you to read the Company’s Charter and the applicable provisions of the BVI BC for additional information.

Ordinary Shares

Authorized Shares

We are authorized to issue an unlimited number of ordinary shares, no par value per share, of which 94,012,752 were outstanding as of December 31, 2023. Under the Charter, we shall only issue registered shares and are not authorized to issue bearer shares.

Dividend Rights

The board of directors of the Company may, by resolution of the board of directors, authorize a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due. Dividends may be paid in money, shares, or other property. The Company may, by resolution of the board of directors, from time to time pay to the shareholders such interim dividends as appear to the board of directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due. Notice in writing of any dividend that may have been declared shall be given to each shareholder and all dividends unclaimed for three years after such notice has been given to a shareholder may be forfeited by resolution of the board of directors for the benefit of the Company. No dividend shall bear interest as against the Company.

Voting Rights

Each ordinary share in the Company confers upon the holder of such ordinary share (unless waived by such holder), subject to Clause 11 of the Charter, the right to one vote at a meeting of the shareholders of the company or on any resolution of shareholders.

General Meetings of Shareholders. A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote to be considered at the meeting. Resolutions are adopted by a simple majority of the votes validly cast. Abstentions are not considered “votes.”

Appointment and Removal of Directors. Members of our board of directors may be elected by simple majority of the votes validly cast at any general meeting of shareholders. Under the Charter, all directors can be elected for a period of up to two years with such possible extension as provided therein. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders. If the office of a director becomes vacant, our Articles provide that the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed at the next general meeting of shareholders.

Neither BVI law nor the Charter contains any restrictions as to the voting of our ordinary shares by non-BVI residents.

Preemptive Rights

Holders of our ordinary shares have no preemptive rights to purchase any additional, unissued ordinary shares.

Redemption Provisions

The Company may purchase, redeem or otherwise acquire and hold its own shares save that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of the holder whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Companies Act or any other provision in the Charter to purchase, redeem or otherwise acquire the shares without such consent.

Transfer Rights

Transfers of our ordinary shares and matters incidental thereto are governed by the provision of Regulation 4 of Articles of Association. Our ordinary shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee and such other information, if any, as may be required by the Company’s transfer agent, which shall be sent to the Company or its transfer agent for registration. The transfer of an ordinary share is effective when the name of the transferee is entered on the register of members.

Rights on Liquidation

Each holder of our ordinary shares has the right to an equal share with each other holder of our ordinary shares in the distribution of any surplus assets of the Company in the event of its liquidation. The Company may by a resolution of shareholders or by a resolution of the board of directors appoint a voluntary liquidator.

Actions Required to Change Rights of Shareholders

Pursuant to our Charter and pursuant to the laws of the BVI, our board of directors by resolution of directors without shareholder approval may amend our Charter, which could have the effect of changing the rights of shareholders, save that no amendment may be made by a resolution of board of directors:

●	to restrict the rights or powers of the shareholders to amend the Charter;

●	to change the percentage of shareholders required to pass a resolution of shareholders to amend the Charter;

●	in circumstances where the Charter cannot be amended by the shareholders; or

●	to change certain provisions set forth in the Charter.

Limitation on Share Ownership

BVI law and our Charter do not impose any limitations on the right of anyone to own, hold or exercise voting rights to our ordinary shares.

Potential Anti-Takeover Deterrence

Our Charter does not contain provisions that would have an effect of delaying, deferring or preventing a change in control of NESR and that would operate only with respect to a merger, acquisition or corporate restructuring involving NESR or any of its subsidiaries. Our directors’ ability to amend our Charter, without shareholder approval in certain circumstances, could have the effect of delaying, deterring or preventing a change in control of NESR, including a tender offer to purchase our ordinary shares at a premium over the then current market price.

Ownership Information

Our Charter does not provide that information about our shareholders, even those owning significant percentages of our shares, must be disclosed publicly.

Differences from United States Law

The laws of the BVI governing the provisions of our Charter discussed above are not significantly different than the laws governing similar provisions in the charter documents of Delaware companies, other than with respect to amending our Charter without shareholder approval and with respect to potential anti-takeover deterrence. Delaware law requires shareholders to approve amendments to a corporation’s Certificate of Incorporation, with limited exceptions, and contains provisions restricting the rights of a Delaware corporation with a class of voting stock listed on a national exchange or held of record by more than 2,000 stockholders to engage in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in the manner prescribed under Delaware law.

Warrants

As of both December 31, 2022, and December 31, 2021, there were 35,540,380 warrants outstanding. Each warrant entitles the registered holder to purchase one-half of one ordinary share at a price of $5.75 per half share at any time commencing on July 6, 2018 (30 days after the completion of the NPS/GES Business Combination). The warrants must be exercised for whole ordinary shares. The warrants were initially set to expire on June 6, 2023 (five years after the completion of the NPS/GES Business Combination) but were subsequently extended to June 6, 2025, by vote of the Company’s Board of Directors during 2022.

We will have the ability to redeem the remaining public warrants prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our ordinary shares equals or exceeds $21.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis.